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                                                                  EXHIBIT 10.3

                                                July 27, 1999

Mr. Buddy Young
17337 Ventura Blvd. Suite 224.
Encino, CA 91316

Dear Mr. Young:

         This letter, when signed by both of us, will constitute an agreement with respect to the matters set forth herein:

         1. We agree that you will serve in the capacity of a non-exclusive consultant to the Company through October 31, 1999, or until the Company's next shareholder meeting is held, whichever is sooner.

         2. Your compensation will be a total of $20,000, payable at the rate $2,000, per month, with a balloon payment of $14,000 at the completion of the shareholders meeting. In no event shall the balloon payment be made later than October 31, 1999. In addition, you will be reimbursed for any expenses incurred on behalf of the Company. Prior approval will be required for any expense exceeding $100.

         3. As a consultant to the Company your assignments will include assisting in the preparation and filing of all necessary public disclosure forms, including the Company's Form 10KSB for the year ended June 30, 1999, A Proxy Statement for the shareholders meeting to be held prior to October 31, 1999, a Private Placement Memorandum and Subscription Agreement for the upcoming offerings of the Company's common stock.

         4. Facilitate due diligence by Morgan, Lewis & Bockius and Arthur Andersen.

         5. Facilitate the payment of dividends owed to the preferred shareholders, and the vote to convert their shares, in accordance with the July 26, 199 Board of Directors resolution.

         6. Maintain the Company's California bank accounts, and make payments as authorized by the CEO or CFO.

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         7.       Upon the request of the CEO or CFO transfer cash and Company records to Houston office.

         8. Perform such other consulting assignments as may reasonably be requested by the CEO or CFO.

         9. You will be afforded an opportunity to purchase no less than 100,000 shares of common stock at a price of 10cents a share, under the same terms as other outside investors purchasing shares in the upcoming private placement.

         If the foregoing fully sets forth our understanding, please indicate this by signing below.

                                          Very truly yours,

                                          MGPX Ventures, Inc.

                                 By:      Kenneth R. Peak
                                          President and Chief Executive Officer

The foregoing is understood, acknowledged, accepted and agreed to:



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BUDDY YOUNG